AGREEMENT AND COMPLETE AND
FULL GENERAL RELEASE

Bernard Walik (“Executive”) and Ionatron, Inc., (the “Company”), have agreed to conclude their employment relationship. The parties have agreed that, based upon Executive’s past service to Company and the parties’ mutual desire to amicably conclude the employment relationship, that Executive and Company enter into this Agreement and Complete and Full General Release (“Agreement”). In consideration of the sum to be paid and other promises set out in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to the following terms:

1.  Conclusion of Employment. Executive’s employment by Company will terminate on January 19, 2007 (“Separation Date”). Executive hereby terminates his position as Executive Vice President - Operations and any other positions he holds with the Company or any subsidiary of the Company.

2.  Payment Upon Separation; Consideration for Executive’s Agreements. Assuming the Executive does not revoke this Agreement within the revocation period set forth in Paragraph 6, below, in consideration for executing this Agreement and complying with its terms, Executive will receive a severance payment from the Company in an amount not to exceed $92,579.33, less appropriate tax withholdings and authorized deductions, commencing on the first Company pay date subsequent to the expiration of the revocation period. Company agrees to pay the severance payment to Executive in accordance with schedule 1, attached hereto. The Company shall also pay base COBRA payments (equivalent to medical and dental elections at termination) up and until the earlier of the following occurs: a) Executive is eligible to receive benefits from any other source or provider (new employer, consulting engagement, change of status, etc.) or b) a period of twelve months from Separation Date. Executive shall promptly notify Company of any changes in benefit status subject to point a above. Executive is responsible for any and all taxes, liabilities or expenses associated with COBRA payments. Executive shall receive a 1099 at year end for such COBRA payments. Executive also acknowledges that he received two-weeks of pay in lieu of notice.

In addition to the consideration set forth above, Executive shall receive all earned, but unused, vacation pay on the first Company pay date subsequent to the Separation Date.

3.  Health Insurance Transitional Support. Company will comply with its obligations and provide all required notices to Executive of Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

Initials: Executive _________ Company _________

4.  Confidentiality. Executive agrees to keep the terms of this Agreement strictly confidential. Executive may only disclose the information in this Agreement to Executive’s immediate family, attorney(s) and/or tax advisor(s) unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law.

5.  Confidential Information. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company (“Confidential Information”) are the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Chief Executive Officer of Company, unless and to the extent such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive further acknowledges and agrees that the terms of the Confidentiality and Assignment Acknowledgement and Agreement Executive signed by Executive while he was employed by Company survive the termination of Executive’s employment and remain in full force and effect. Executive shall promptly deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information or the business of the Company that Executive may then possess or have under Executive’s Control. In addition, Executive shall promptly return to Company all assets of the Company including, but not limited to, computer equipment and cellular phones. Executive shall not disparage the commercial, business or financial reputation of the Company or any of its officers, directors or employees.

6. Waiver of Claims. Executive, individually and on behalf of Executive’s estate, heirs, personal representatives, and assigns hereby release, remise and forever discharge the Company of and from any and all actions, causes of action, claims, debts, dues, accounts, accountings, losses, liabilities, contracts, commitments, rights, obligations, damages, costs and expenses, including without limitation litigation expenses and attorneys fees, of any nature whatsoever, whether known or unknown, liquidated or contingent, whether now existing or hereafter arising, (each individually a “Claim” and all of the foregoing collectively called “Claims”), which Executive had, now has, or may in the future have, including without limitation any Claims: (a) for libel, slander, defamation, or tortious interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof, or (b) for breach of contract, wrongful discharge, non-payment of wages or other sums, with the sole exception of Claims arising under the express provisions of this Agreement.

Initials: Executive _________ Company _________

Except as expressly provided to the contrary in the first paragraph of this Section 6, the Claims and rights being released in this section include, but are not limited to: all Claims and rights arising from or in connection with any agreement of any kind Executive may have had with Company, or in connection with Executive’s status or separation of employment from Company; all Claims and rights for wrongful discharge (whether in common law or pursuant to the Arizona Employment Protection Act), breach of contract, either express or implied, emotional distress, back pay, front pay, benefits, fraud, or misrepresentation; all Claims and rights, if any, arising under the Civil Rights Acts of 1964 and 1991, as amended, (which prohibits the discrimination in employment based on race, color, national origin, religion or sex), the Americans with Disabilities Act (ADA), as amended (which prohibits discrimination in employment based on disability), the Age Discrimination in Employment Act (ADEA), as amended (which prohibits age discrimination in employment), the Employee Retirement Income Act of 1974 (ERISA), as amended, all other wage and hour/wage payment statutes and laws, the Arizona Civil Rights Act and all similar state or local fair employment practices statutes and laws, and the Health Insurance Portability and Accountability Act (HIPPA), to the extent such statutes and laws may be applicable; and, any and all other Claims or rights whether arising under federal, state, or local law, rule, regulation, constitution, ordinance or public policy.

Executive acknowledges that Executive is waiving any rights Executive may have under the Age Discrimination in Employment Act, that Executive was advised to review this Agreement with Executive’s legal counsel before signing the Agreement, that Executive has been advised to carefully read the provisions of this release, that Executive understands its contents, that Executive has twenty one (21) days from the date Executive received a copy of this release to consider entering into this release and accepting the payments provided for herein, and that if Executive signs and returns this release before the end of the 21-day period, Executive will have voluntarily waived Executive’s right to consider this release for the full twenty one (21) days.

Executive acknowledges that Executive may revoke this release within seven (7) days of Executive’s execution of this Agreement by submitting written notice of Executive’s revocation of this release and of this Agreement to the Chief Executive Officer of the Company. Executive also understands that this release and Agreement shall not become effective or enforceable until the expiration of that 7-day period without Executive having given such notice. If Executive gives such notice of revocation, then this Agreement will be null and void and of no further force and effect.

Initials: Executive _________ Company _________

Executive agrees that if any provision of this release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this release to the extent permissible and the remaining provisions of this release shall not be affected thereby and shall remain in full force and effect

7. No Wrongdoing by Company. Executive acknowledges and understands that by offering and/or executing this Agreement, Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law. The signing of this Agreement is not an admission of liability or wrongdoing by Company, its employees, managers, agents, directors or officers.

8. Taxes. Company will withhold all appropriate taxes and issue to Executive an IRS Tax Form W-2. The parties acknowledge, however, that there may be tax consequences for Executive in excess of the amounts withheld from the consideration described in Paragraphs 2 and 3 of this Agreement. It is expressly understood that Executive is responsible for all taxes which Executive may owe as a result of Executive receiving the consideration under this Agreement. Executive expressly understands that if Executive or Executive’s family owe taxes, or additional taxes, at any time as a result of the impact of this Agreement, that Executive alone is responsible for making those payments and that Executive will not seek additional sums from Company to make those payments. Similarly, if Executive seeks to recover certain portions of or all of the withheld amounts from the appropriate taxation authorities, such a recovery would be a private matter between Executive and the appropriate government agency or agencies. Company will not provide Executive with, nor will Executive ask for, any additional funds to offset the amount paid or owed in taxes, accrued interest, penalties or for attorneys fees which Executive may incur in resolving Executive’s claims with any government agency or agencies or courts of law.

9. Executive’s Coverage Under Directors and Officers Liability Policy. The conclusion of Executive’s employment with Company does not affect Executive’s coverage under Company’s Directors and Officers Liability Policy for acts or omissions by Executive which occurred in the course of Executive’s performance of Executive’s duties and responsibilities on behalf of Company. Executive will not have coverage under Company’s Directors and Officers Liability Policy for services, acts or omissions to act by Executive subsequent to the Separation Date.

10. Complete Integration. The terms contained in this Agreement are the only terms agreed upon by Executive and Company. Notwithstanding any other statements, all benefits which Executive had as a result of Executive’s employment, and which are not expressly listed in this Agreement, terminate in accordance with Company’s benefit contracts, but in no case later than the end of October, 2006. It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms, conditions, conversations, discussions, or any other issues which were discussed regarding Executive’s employment at Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement. With the exception of the Confidentiality and Assignment Acknowledgement and Agreement signed by Executive while employed by Company, any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Executive and Company.

Initials: Executive _________ Company _________

11. Interpretation and Enforcement. Because Executive has been advised to seek counsel prior to signing this Agreement, the parties agree that the general rule that the document shall be interpreted against the party that drafted it shall not apply to any subsequent issue of interpretation. In the event a dispute arises over the terms of this Agreement, both Executive and Company are equal without regard to who authored this document. All claims, disputes or issues of interpretation which arise, or may arise, out of this Agreement shall be resolved by an Arbitrator under the American Arbitration Association’s Rules and Procedures for Employment Cases. The Arbitrator shall have the power to order appropriate remedies for any proven breaches of this Agreement. However, each side shall bear its own attorneys fees. The decision and award of any Arbitrator shall be final and binding. The Parties agree to keep any Decision and Award confidential.

12. Counter-parts. This Agreement may be signed in separate counter-parts.

13. Signatures

/s/ Bernard Walik	01/25/2007
Bernard Walik	Date

/s/ Kenneth M. Wallace	01/25/2007
Ionatron, Inc	Date
By: Kenneth M. Wallace
Authorized Agent of Company

Presented to Executive on: January 19, 2007 and finalized January 25, 2007.

Initials: Executive _________ Company _________